Exhibit 99.1
2006-14
Contact: R. Scott Amann
Vice President, Investor Relations
(713) 513-3344
CAMERON THIRD QUARTER EARNINGS PER SHARE $0.78
•	Earnings per share total $0.78 vs. $0.43 a year ago

•	Revenues up 54 percent for the quarter, earnings before taxes up 92 percent

•	Orders up 42 percent over the year-ago quarter, backlog increases to $3.4 billion
HOUSTON (November 1, 2006) — Cameron (NYSE: CAM) reported net income of $89.3 million, or $0.78 per diluted share, for the quarter ended September 30, 2006, compared with net income of $49.2 million, or $0.43 per diluted share, for the third quarter of 2005. (Per share data for the prior period has been revised to reflect a 2-for-1 stock split effective December 15, 2005.) The third quarter 2006 results include after-tax charges of approximately $2.3 million, or $0.02 per diluted share, related to the integration of the Dresser acquisition. Excluding the charges, the Company’s earnings were $0.80 per diluted share.
     Total revenues were $978.8 million for the quarter, up 54 percent from 2005’s $636.6 million, while income before income taxes was $140.5 million, up 92 percent from the $73.0 million of a year ago. Cameron Chairman, President and Chief Executive Officer Sheldon R. Erikson noted that in the first nine months of 2006, the Company has already surpassed 2005’s full-year record levels of revenues, earnings and orders, and established another record high in its backlog. “While demand for Cameron’s products and services remains healthy across all of our business lines, we are mindful of the potential impacts from any moderation in U.S. rig count as a result of changing natural gas prices,” Erikson said. “We have seen occasional pauses in order activity or demand on a seasonal or regional basis in certain markets, but not yet in areas that make up a significant part of our business. Meanwhile, as we approach the completion of our integration of the Dresser Valve acquisition, our primary challenge continues to be profitable execution of the record orders booked in the past several quarters.”

Orders increase 42 percent for the quarter, 44 percent year-to-date; backlog at new high
     Orders received during the third quarter of 2006 were similar to the second quarter levels and totaled $1,263.4 million, up 42 percent from the $888.8 million of a year ago. Erikson noted that the Company’s total orders for the first nine months of the year, at $3.86 billion, are 44 percent above 2005’s $2.68 billion for the same period. “Total orders increased slightly from second quarter to third quarter, primarily on the strength of continued bookings in Drilling & Production Systems’ (DPS) drilling business,” Erikson said. “We have booked more than $1 billion in orders this year for blowout preventers and related equipment, with most of that slated to be delivered in 2007 and beyond.” Erikson noted that while orders in both the Valves & Measurement (V&M) group and Compression Systems division were down modestly from the second quarter, each was up from the year-ago levels, and the Company’s total orders exceeded revenues for the eighth consecutive quarter.
     At September 30, 2006, the Company’s backlog totaled $3.39 billion, up nine percent from the $3.10 billion level at the end of the second quarter, and up 82 percent from the year-ago level of $1.86 billion.
Dresser integration to be essentially complete by year-end, costs well below initial estimates
     In early 2006, the Company expected to recognize approximately $55 million of charges during the year in relation to the integration of the Dresser acquisition, including approximately $36 million of cash expenses. The 2006 pre-tax charges are now expected to approximate $29 million, or $0.15 per diluted share, of which approximately $18 million will be cash. Erikson said the integration process will be essentially complete by year-end. “In each location where we expected to incur costs associated with the integration efforts, the actual expenses have proven to be less than our original expectations,” he said. “The V&M organization has done a good job of executing the acquisition plan on a timely basis and well within the earlier cost expectations. We have seen significant benefits from the acquired operations well ahead of our original forecasts, and we expect the profitability of the combined V&M business for the year, excluding restructuring costs, to match or exceed the 19 percent EBITDA (earnings before interest, taxes, depreciation and amortization) level achieved last year.”
Cash flow generation supports capital spending, share repurchase; balance sheet solid
     Erikson said that Cameron’s cash flow from operations totaled $210.2 million through the first nine months of 2006, compared with $283.8 million for the same period of 2005. “Year-to-date capital expenditures totaled $108.9 million, and we continue to expect that capital spending for the full year will be about $175 to $185 million, in concert with our productivity and efficiency improvement targets,” he noted. “This will include approximately $10 million to be spent this year related to our new subsea facility in Malaysia, which should be in operation in the second half of 2007. We have also spent $265.9 million this year in repurchasing more than 5.9 million shares of our common stock, including approximately $190 million of repurchases in association with the convertible debt offering in the second quarter.” Erikson said the Company repurchased 631,100 shares during the third quarter at an average price of $44.71 per share.
     At September 30, 2006, Cameron’s total debt, net of cash and short-term investments, was $240.6 million, down from $287.7 million at June 30, 2006, and the Company’s net debt-to-capitalization ratio was approximately 12.7 percent. The Company’s total debt, net of cash and short-term investments, was $88.9 million at December 31, 2005, and net debt-to-capitalization at that time was approximately 5.3 percent.
Fourth quarter earnings to be up from third quarter levels
     “We currently expect Cameron’s fourth quarter earnings to be approximately $0.80 to $0.85 per share, including charges of approximately $0.03 per share associated with the integration of the Dresser acquisition,” Erikson said. “That should lead to full-year earnings of approximately $2.69 to $2.74 per share, including charges of approximately $0.15 per share related to the integration of the Dresser acquisition and a foreign currency gain of $0.06 per share that was recognized in the second quarter.”
     Erikson said that based on the Company’s significant backlog and current expectations for industry activity, he anticipates that Cameron will once again achieve earnings and cash flow growth during 2007; he noted that the Company expects to provide a forecast of results once its budgeting and planning process is completed, shortly after the first of the year.
     Cameron (NYSE: CAM) is a leading provider of flow equipment products, systems and services to worldwide oil, gas and process industries.
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Website: www.c-a-m.com
In addition to the historical data contained herein, this document includes forward-looking statements regarding future market strength, order levels, revenues and earnings of the Company (including fourth quarter and full year 2006 earnings per share estimates and 2007 expectations), as well as expectations regarding margins, profitability, capacity, cash flow and costs associated with the integration of the Dresser acquisition, made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ materially from those described in forward-looking statements. Such statements are based on current expectations of the Company’s performance and are subject to a variety of factors, some of which are not under the control of the Company, which can affect the Company’s results of operations, liquidity or financial condition. Such factors may include overall demand for, and pricing of, the Company’s products; the size and timing of orders; the Company’s ability to successfully execute the large subsea systems projects it has been awarded; the Company’s ability to convert backlog into revenues on a timely and profitable basis; the Company’s ability to successfully implement its capital expenditures program; the impact of acquisitions the Company has made or may make; changes in the price of (and demand for) oil and gas in both domestic and international markets; raw material costs and availability; political and social issues affecting the countries in which the Company does business; fluctuations in currency markets worldwide; and variations in global economic activity. In particular, current and projected oil and gas prices historically have generally directly affected customers’ spending levels and their related purchases of the Company’s products and services. Additionally, changes in oil and gas price expectations may impact the Company’s financial results due to changes in cost structure, staffing or spending levels.
     Because the information herein is based solely on data currently available, it is subject to change as a result of changes in conditions over which the Company has no control or influence, and should not therefore be viewed as assurance regarding the Company’s future performance. Additionally, the Company is not obligated to make public indication of such changes unless required under applicable disclosure rules and regulations.

Cameron
Unaudited Consolidated Results Of Operations
($ and shares in millions except per share data)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Revenues:
Drilling & Production Systems	$556.7	$387.3	$1,467.7	$1,079.1
Valves & Measurement	306.0	155.7	876.5	424.7
Compression Systems	116.1	93.6	322.0	275.5

Total revenues	978.8	636.6	2,666.2	1,779.3

Costs and Expenses:
Cost of sales (exclusive of depreciation and amortization shown separately below)	685.0	449.8	1,852.9	1,280.0
Selling and administrative expenses	126.7	94.6	377.0	268.8
Depreciation and amortization	25.2	18.8	72.4	57.5
Interest income	(8.9)	(3.5)	(16.7)	(8.7)
Interest expense	6.7	3.9	14.2	9.1
Acquisition integration costs	3.6	—	22.8	—

Total costs and expenses.	838.3	563.6	2,322.6	1,606.7

Income before income taxes	140.5	73.0	343.6	172.6
Income tax provision	(51.2)	(23.8)	(122.3)	(56.2)

Net income	$89.3	$49.2	$221.3	$116.4

Earnings per common share[1]:
Basic	$0.80	$0.44	$1.94	$1.06

Diluted	$0.78	$0.43	$1.89	$1.05

Shares used in computing earnings per common share[1]:
Basic	111.6	112.3	113.8	109.6

Diluted	115.2	114.2	117.3	111.0

EBITDA:
Drilling & Production Systems	$105.6	$57.6	$295.0	$148.8
Valves & Measurement[2]	63.9	31.9	135.3	81.4
Compression Systems[3]	13.2	10.2	42.2	29.2
Corporate and other	(19.2)	(7.5)	(59.0)	(28.9)

Total	$163.5	$92.2	$413.5	$230.5

[1]	Prior year earnings per common share amounts and shares used in computing earnings per common share have been revised to reflect the 2-for-1 stock split effective December 15, 2005.

[2]	Includes acquisition integration costs of $2.7 million (third quarter 2006) and $21.8 million (nine months 2006).

[3]	Includes acquisition integration costs of $0.9 million (third quarter 2006) and $1.0 million (nine months 2006).

Cameron
Consolidated Condensed Balance Sheets
($ millions)

	September 30,	December 31,
	2006	2005
	(unaudited)
Assets:
Cash and cash equivalents	$719.7	$362.0
Receivables, net	687.0	574.1
Inventories, net	1,004.2	705.8
Other	139.8	86.2

Total current assets	2,550.7	1,728.1

Plant and equipment, net	598.6	525.7
Goodwill	578.2	577.0
Other assets	258.8	267.8

Total Assets	$3,986.3	$3,098.6

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$215.5	$6.5
Accounts payable and accrued liabilities	1,186.0	891.5
Accrued income taxes	37.0	23.9

Total current liabilities	1,438.5	921.9

Long-term debt	744.8	444.4
Postretirement benefits other than pensions	38.4	40.1
Deferred income taxes	43.9	39.1
Other long-term liabilities	63.8	58.3

Total liabilities	2,329.4	1,503.8

Stockholders’ Equity:
Common stock, par value $.01 per share, 150,000,000 shares authorized, 116,170,863 shares issued at September 30, 2006 (115,629,117 shares issued and outstanding at December 31, 2005)	1.2	1.2
Capital in excess of par value	1,138.4	1,113.0
Retained earnings	664.4	443.1
Accumulated other elements of comprehensive income	79.9	37.5
Less: Treasury stock, 5,000,504 shares at September 30, 2006	(227.0)	—

Total stockholders’ equity	1,656.9	1,594.8

Total Liabilities and Stockholders’ Equity.	$3,986.3	$3,098.6

Cameron
Unaudited Consolidated Statements Of Cash Flows
($ millions)

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Cash flows from operating activities:
Net income	$89.3	$49.2	$221.3	$116.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	18.9	15.1	56.3	48.2
Amortization	6.3	3.7	16.1	9.3
Non-cash stock compensation expense	4.6	0.5	16.0	1.5
Non-cash write-off of assets associated with acquisition integration efforts	—	—	10.5	—
Deferred income taxes and other	17.9	11.2	51.9	23.8
Changes in assets and liabilities, net of translation, acquisitions, dispositions and non-cash items:
Receivables	(32.7)	(13.6)	(80.3)	(22.0)
Inventories	(72.9)	(58.9)	(277.7)	(89.7)
Accounts payable and accrued liabilities	62.1	90.1	236.9	169.8
Other assets and liabilities, net	5.0	4.6	(40.8)	26.5

Net cash provided by operating activities	98.5	101.9	210.2	283.8

Cash flows from investing activities:
Capital expenditures	(35.2)	(17.8)	(108.9)	(43.8)
Acquisitions, net of cash acquired	(1.2)	(2.3)	(35.9)	(124.2)
Other	7.3	4.9	10.6	5.5

Net cash used for investing activities	(29.1)	(15.2)	(134.2)	(162.5)

Cash flows from financing activities:
Loan borrowings (repayments), net	8.4	0.2	8.2	(1.9)
Issuance of convertible debt	—	—	500.0	—
Debt issuance costs	(0.3)	—	(8.5)	—
Redemption of convertible debt	—	—	—	(14.8)
Purchase of treasury stock	(28.2)	(2.5)	(265.9)	(9.4)
Proceeds from stock option exercises	5.3	73.1	38.5	165.5
Excess tax benefits from stock compensation plans	6.5	—	6.5	—
Principal payments on capital leases	(1.3)	(1.0)	(3.6)	(3.0)

Net cash (used for) provided by financing activities	(9.6)	69.8	275.2	136.4

Effect of translation on cash	(3.4)	(4.6)	6.5	(24.3)

Increase in cash and cash equivalents	56.4	151.9	357.7	233.4

Cash and cash equivalents, beginning of period	663.3	308.5	362.0	227.0

Cash and cash equivalents, end of period	$719.7	$460.4	$719.7	$460.4

Cameron
Orders and Backlog
($ millions)
Orders

	Three Months		Nine Months
	Ended September 30,		Ended September 30,
	2006	2005	2006	2005
Drilling & Production Systems	$833.3	$595.5	$2,487.6	$1,840.7
Valves & Measurement	297.1	176.0	973.0	482.2
Compression Systems	133.0	117.3	397.7	352.8

Total	$1,263.4	$888.8	$3,858.3	$2,675.7

Backlog

	September 30,	December 31,	September 30,
	2006	2005	2005
Drilling & Production Systems	$2,535.1	$1,503.6	$1,481.6
Valves & Measurement	598.2	469.0	183.2
Compression Systems	255.2	183.2	196.1

Total	$3,388.5	$2,155.8	$1,860.9

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Three Months Ended September 30, 2006
	Drilling &
	Production	Valves &		Compression
	Systems	Measurement		Systems		Corporate	Total
Income (loss) before income taxes	$92.1	$57.0	[1]	$10.1	[2]	$(18.7)	$140.5
Depreciation & amortization	13.5	6.9		3.1		1.7	25.2
Interest income	—	—		—		(8.9)	(8.9)
Interest expense	—	—		—		6.7	6.7

EBITDA	$105.6	$63.9		$13.2		$(19.2)	$163.5

[1]	Includes acquisition integration costs of $2.7 million.

[2]	Includes acquisition integration costs of $0.9 million.

	Three Months Ended September 30, 2005
	Drilling &
	Production	Valves &	Compression
	Systems	Measurement	Systems	Corporate	Total
Income (loss) before income taxes	$46.8	$27.7	$6.9	$(8.4)	$73.0
Depreciation & amortization	10.8	4.2	3.3	0.5	18.8
Interest income	—	—	—	(3.5)	(3.5)
Interest expense	—	—	—	3.9	3.9

EBITDA	$57.6	$31.9	$10.2	$(7.5)	$92.2

Three Months
Ended
September 30, 2006
Fully diluted earnings per share, as reported	$0.78
Acquisition integration costs	0.02

Earnings per diluted share excluding acquisition integration costs	$0.80

Cameron
Reconciliation of GAAP to Non-GAAP Financial Information
($ millions)

	Nine Months Ended September 30, 2006
	Drilling &
	Production	Valves &		Compression
	Systems	Measurement		Systems		Corporate	Total
Income (loss) before income taxes	$258.4	$112.3	[1]	$32.6	[2]	$(59.7)	$343.6
Depreciation & amortization	36.6	23.0		9.6		3.2	72.4
Interest income	—	—		—		(16.7)	(16.7)
Interest expense	—	—		—		14.2	14.2

EBITDA	$295.0	$135.3		$42.2		$(59.0)	$413.5

[1]	Includes acquisition integration costs of $21.8 million.

[2]	Includes acquisition integration costs of $1.0 million.

	Nine Months Ended September 30, 2005
	Drilling &
	Production	Valves &	Compression
	Systems	Measurement	Systems	Corporate	Total
Income (loss) before income taxes	$116.2	$70.7	$16.6	$(30.9)	$172.6
Depreciation & amortization	32.6	10.7	12.6	1.6	57.5
Interest income	—	—	—	(8.7)	(8.7)
Interest expense	—	—	—	9.1	9.1

EBITDA	$148.8	$81.4	$29.2	$(28.9)	$230.5